UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2006

ChoiceOne Financial Services, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-19202 (Commission File Number)	38-2659066 (IRS Employer Identification No.)

109 E. Division Street Sparta, Michigan (Address of Principal Executive Offices)	49345 (Zip Code)

Registrant's telephone number, including area code: (616) 887-7366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 25, 2006, ChoiceOne Financial Services, Inc. ("ChoiceOne") and Valley Ridge Financial Corp. ("Valley Ridge") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which ChoiceOne and Valley Ridge will enter into a strategic merger of equals. Under the terms of the Merger Agreement, Valley Ridge will be merged with and into ChoiceOne, with ChoiceOne as the surviving corporation. Valley Ridge's shareholders will receive shares of ChoiceOne common stock, using a fixed exchange ratio of 8.5 shares of ChoiceOne common stock for each share of Valley Ridge common stock outstanding. In addition, prior to the closing of this transaction, Valley Ridge is expected to declare a special one-time cash dividend to its shareholders totaling $10 million.

The transaction is expected to close in the fourth calendar quarter of 2006, pending regulatory approval, approval of the Merger Agreement by Valley Ridge's shareholders and the satisfaction of other customary closing conditions.

The preceding disclosure is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On April 26, 2006, ChoiceOne issued a press release announcing the execution of the Merger Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information is furnished to, and not filed with, the Commission.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits:

		2.1	Agreement and Plan of Merger between ChoiceOne Financial Services, Inc. and Valley Ridge Financial Corp.

		99.1	Press Release dated April 26, 2006. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2006	CHOICEONE FINANCIAL SERVICES, INC. (Registrant)

	By:	/s/ Thomas Lampen
Thomas Lampen Its Treasurer

EXHIBIT INDEX

Exhibit Number	Document

2.1	Agreement and Plan of Merger between ChoiceOne Financial Services, Inc. and Valley Ridge Financial Corp.

99.1	Press Release dated April 26, 2006. This Exhibit is furnished to, and not filed with, the Commission.